CONFIDENTIAL

EXHIBIT 10.38

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

October 24, 2018

Mr. Michael Chiang

Chief Executive Officer

Panion & BF Biotech, Inc.

16F No.3, Yuanqu St.

Nangang District

Taipei 115, Taiwan, ROC

Mr. John Butler

Chief Executive Officer

Akebia Therapeutics, Inc.

245 First Street

Cambridge, MA 02142

Dear Michael and John:

This Letter Agreement (“Letter Agreement”) sets forth the agreement between Keryx Biopharmaceuticals, Inc. (“Keryx”), Panion & BF Biotech, Inc. (“Panion”) and Akebia Therapeutics, Inc. (“Akebia”) (each, individually, a “Party” and collectively, the “Parties”), pursuant to which the Parties agree to certain terms related to the Amended and Restated License Agreement between Panion and Keryx dated March 17, 2008, as amended on November 14, 2008 (the “License Agreement”).   The effective date of this Letter Agreement is October 24, 2018 (the “Effective Date”).  All terms not defined herein shall have the meaning set forth in the License Agreement.

The Parties hereby agree as follows:

a)

As of the Effective Date, Panion hereby rescinds any and all termination threats or notices related to the License Agreement provided to Keryx prior to such date, including without limitation the notices dated [**] and [**].  Panion, as of the Effective Date, waives any and all rights it may have to terminate the License Agreement pursuant to Section 12.3.1(a) based on any alleged breach by Keryx of Section 7.2 of the License Agreement until the Amendment, as defined below, is executed.  If the Amendment is executed, the Parties shall have those termination rights set forth in the License Agreement as may be modified by the Amendment.

If the merger between Akebia and Keryx is not consummated, then Keryx and Panion will fulfill the obligations set forth in this Letter Agreement and negotiate in good faith an amendment to the License Agreement which shall include the terms set forth in Attachment A to this Letter Agreement (the “Amendment”) within [**] following the date the merger is formally abandoned; provided, however, that if the merger is not consummated and the Amendment is not executed within such [**] period, then the waiver set forth above shall expire.

ActiveUS 172316334

CONFIDENTIAL

b)	Keryx will pay Panion five hundred thousand United States dollars ($500,000) within [**] after the Effective Date.
c)

The terms and conditions set out in paragraph (d) of this Letter Agreement shall come into effect immediately following the closing of the merger contemplated in the Agreement and Plan of Merger dated June 28, 2018, as amended on October 1, 2018 and as may be amended further from time to time, by and among Akebia, Alpha Therapeutics Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Akebia, and Keryx (such closing date, the “Closing Date”).  All other terms of this Letter Agreement, except for the terms set forth in Attachment A, will come into effect as of the Effective Date.

d)

Promptly following the Closing Date, Akebia and Panion shall negotiate in good faith the Amendment which shall include the terms set forth in Attachment A to this Letter Agreement and shall use commercially reasonable efforts to enter into the Amendment within [**] following the Closing Date.

e)

Notwithstanding anything to the contrary in Section 9.1 of the License Agreement, as of the Effective Date, Keryx shall have the sole right, but not the obligation, to conduct any litigation against an ANDA filer or other infringer of the Patent Rights in the Territory, as follows:  In the event that Keryx or Panion becomes aware that a Compound or a Product being made, used or sold by a third party infringes the Patent Rights licensed hereunder, such Party shall promptly, but in any event within [**] of becoming aware of such infringement, advise the other Party of all known facts and circumstances relating thereto.  Keryx shall have the sole right, but not the obligation, to enforce, at Keryx’s sole expense (including all costs, expenditures and attorney’s fees), the Patent Rights licensed under the License Agreement against infringement by any ANDA filer or other infringer in the Territory, and shall have the sole right to control the prosecution of such legal action and make all decisions with respect to such litigation, including the selection of outside counsel.  Panion shall reasonably cooperate in any such enforcement and, if necessary, join as a party therein, at the expense of Keryx.  Keryx shall have the right to retain 100% of the proceeds of any such enforcement action. Subject to any protective orders and Keryx’s confidentiality obligations to third parties, Keryx will keep Panion timely and fully apprised of all pleadings, motions, briefs and discovery requests, as well as all claims and defenses being asserted, and all material strategic decisions in any infringement litigation for Auryxia® (ferric citrate) and Fexeric® (ferric citrate).  The Amendment shall include the language set forth in this paragraph (e) as well as additional details as are customary for similar provisions in similar license agreements.

f)	The Parties will agree on a regulatory plan for Fexeric® in Europe within four (4) months after the Effective Date.
g)

Except as expressly provided herein, no right, title, or interest is granted by a Party to the other Parties in, to, or under any intellectual property or tangible rights of such Party.  No license or other right is or shall be created or granted hereunder by implication, estoppel, or otherwise.  All rights of a Party not expressly granted by such Party to the other Parties under this Letter Agreement are reserved by such Party and may be used by such Party for any purpose.

ActiveUS 172316334

CONFIDENTIAL

h)

This Letter Agreement is binding upon and inures to the benefit of the Parties.  The Parties agree that their rights and obligations under this Letter Agreement may not be transferred or assigned to a third party without the prior written consent of the other Parties, except to an affiliate of such Party or to a successor to all or substantially all of its business or assets relating to this Letter Agreement, whether by operation of law, sale, merger, or otherwise.  Any attempted assignment that is inconsistent with this paragraph (h) shall be null and void ab initio.

i)

Each Party agrees to keep the terms of this Letter Agreement, as well as any confidential or proprietary information disclosed by one Party to another Party or the other Parties in connection with the transaction contemplated by this Letter Agreement and negotiations related thereto, or any Party’s business information, or other confidential or proprietary information relating to a Party’s products and product candidates (“Confidential Information”), confidential in accordance with the following:  Each Party will hold in confidence any Confidential Information of the other Parties, not disclose any such Confidential Information to third parties, and not copy or use such Confidential Information other than to effect the intent of this Letter Agreement (the “Purpose”).  Each Party will treat all Confidential Information of the other Parties with the same degree of care as it accords to its own Confidential Information, and no less than reasonable care.  Each Party will only disclose Confidential Information of the other Parties to those of its employees or consultants who have a need to know such Confidential Information in connection with the Purpose and have previously agreed to keep it confidential.  If a receiving Party is legally required to disclose any Confidential Information, it will use its reasonable efforts to limit disclosure and to obtain confidential treatment or a protective order and allow to the fullest extent possible the disclosing Party to participate in the proceeding.  If the receiving Party is nonetheless, under advice of legal counsel, legally compelled, under applicable law, rule, regulation or rule of a securities exchange, to disclose any Confidential Information, the receiving Party may disclose such Confidential Information solely to the extent necessary to comply with the legal requirement.  The foregoing obligations will not apply to any Confidential Information which (as evidenced by contemporaneous documentation):  (i) the receiving Party can demonstrate was in its rightful possession free of any obligation of confidence prior to its first receipt from the other Party, (ii) is publicly known through no fault of the receiving Party, (iii) is obtained from a third party who had a right to disclose it without any confidentiality obligations, or (iv) the receiving Party can show was independently developed without access to any Confidential Information of the other Party.

Furthermore, no Party will make any public announcement or otherwise disclose to any third party the existence of this Letter Agreement or the fact that discussions concerning the Amendment are taking place without the express written consent of the other Parties, except to the extent such disclosure is required by applicable law, rule or regulation, or rule of a securities exchange.

Notwithstanding anything to the contrary in this paragraph (i), each Party shall have the right to disclose Confidential Information of the other Parties on a “need to know basis” to their respective affiliates, potential and future collaborators (including without limitation sublicensees), potential or actual acquirers, merger partners, or assignees, potential or actual research and development collaborators, subcontractors, investment bankers, investors, lenders, or other potential financial partners, and their respective directors, employees, contractors and agents, each of whom prior to disclosure must be bound by obligations of nondisclosure and non-use no less restrictive than the obligations set forth in this paragraph (i).

ActiveUS 172316334

CONFIDENTIAL

j)

No delay, waiver, omission or forbearance on the part of any Party to exercise any right, option, duty or power arising out of any breach or default by any other Party of any of the terms, provisions or covenants hereof will constitute a waiver by such Party of its rights to enforce any such right, option, duty or power as against the other Parties, or its rights as to any subsequent breach or default by the other Parties.

k)

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, exclusive of choice-of-law rules.  Any dispute between the Parties arising from or relating to this Letter Agreement will be determined exclusively by the United States District Court for the Southern District of New York (and the appellate courts thereof), to whose jurisdiction the Parties irrevocably consent; provided, however, if for any reason that Court should lack jurisdiction over any such suit, the same shall be brought exclusively in the New York State Supreme Court, New York County, to whose jurisdiction the Parties irrevocably consent.

l)

This Letter Agreement constitutes the full understanding and entire agreement among the Parties and supersedes any and all prior or contemporaneous oral or written understandings and agreements with respect to the subject matter hereof.  For the avoidance of doubt, the License Agreement shall remain in full force and effect.  No terms, conditions, understandings, or agreements purporting to modify, amend, waive or terminate this Letter Agreement, or any provision hereof, shall be binding except by the execution of a writing specified to be an explicit amendment to this Letter Agreement duly executed by the authorized signatories of the Parties.  No modification, waiver, termination, rescission, discharge or cancellation of any right or claim under this Letter Agreement shall affect the right of any Party to enforce any other claim or right hereunder.  This Letter Agreement may be executed in counterparts, each of which shall constitute an original and all of which shall together constitute a single agreement.  This Letter Agreement may be executed and delivered electronically, including via PDF format, and upon such delivery such electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other Parties.  The negotiation, execution and performance of this Letter Agreement or the Amendment shall not constitute, or be construed as, an admission of liability or infirmity of any defense or claim whatsoever by any Party regarding the License Agreement, nor be admissible as evidence thereof in any dispute among the Parties.

[Signature Page Follows]

ActiveUS 172316334

CONFIDENTIAL

To agree that this Letter Agreement accurately reflects our mutual agreement, please execute and return to me a copy of this Letter Agreement.

KERYX BIOPHARMACEUTICALS, INC.

By:	/s/ Jodie Morrison
Name:	Jodie Morrison
Title:	Interim Chief Executive Officer

Agreed to this    24             day of    October                       , 2018

PANION & BF BIOTECH, INC.

By:	/s/ Michael Chiang
Name:	Michael Chiang
Title:	Executive President

Agreed to this _____ day of ________, 2018

AKEBIA THERAPEUTICS, INC.

By:	/s/ John P. Butler
Name:	John P. Butler
Title:	President and Chief Executive Officer

AKEBIA THERAPEUTICS, INC.

By:	/s/ Jason A. Amello
Name:	Jason A. Amello
Title:	Senior Vice President, Chief Financial Officer and Treasurer

ActiveUS 172316334

CONFIDENTIAL

Attachment A

The following terms shall be included in the Amendment:

EU Joint Steering Committee:

The Parties will establish an EU Joint Steering Committee (the “JSC”), comprised of Panion and Akebia representatives, which shall oversee the development and commercialization of Fexeric® (ferric citrate) in Europe consistent with the provisions in this Attachment A.  The JSC will have the following responsibilities: (1) review and discuss a [**], (2) discuss and approve a [**], and (3) review and discuss a plan [**].

Commercialization in Europe:

The Parties will use commercially reasonable efforts to agree on a commercialization plan for Fexeric® in Europe, which will include partnering with a third party, within [**] after the effective date of the Amendment, provided that if, within such [**] time period, there is no agreed-upon plan, Akebia, at its sole discretion, will either (1) launch Fexeric® in [**] in Europe within the [**] following the expiration of such [**] period, (2) agree to pay Panion a license maintenance fee, with no further obligation with respect to the development or commercialization of Fexeric® in Europe, such fee to equal $[**] for the first full calendar year after the effective date of the Amendment, $[**] for the second full calendar year after the effective date of the Amendment, and $[**] for each subsequent full calendar year after the effective date of the Amendment, or (3) [**] on commercially reasonable terms to be negotiated by the Parties.  If Akebia proceeds with option (3) above, Panion will not be required to pay any upfront payment in connection with [**].

License to Keryx-Owned IP:

Akebia will provide Panion an exclusive license, with the right to sublicense with Akebia’s prior consent (which shall not be unreasonably withheld or delayed), under the Akebia/Keryx-owned patents covering Fexeric® to make, use, sell, offer for sale and import Fexeric® in the following countries:  [**] in the Asia-Pacific region, [**] (the “Panion Territory”).  In return, Panion will pay Akebia a [**]% royalty on net sales of Fexeric® in the Panion Territory.

Other:	The Amendment will contain such other terms and conditions as the Parties reasonably deem appropriate.

These terms in this Attachment A are not legally binding and are for discussion purposes only; they are expressly subject to the approval of each Party’s senior management and/or Board of Directors.

SWDocIDLocation